SUNLIFE
OF CANADA (U.S.)
                                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
               A Wholly-Owned Subsidiary of Sun Life Assurance Company of Canada


EXECUTIVE OFFICE:                            HOME OFFICE:                  ANNUITY SERVICE MAILING ADDRESS
One Sun Life Executive Park                  Wilmington, Delaware          Sun Life Annuity Service Center
Wellesley Hills, Massachusetts 02181                                       P.0. Box 1024
                                                                           Boston, Massachusetts 02103



                                   C[LOGO]OMPASS-G

     Sun Life Assurance Company of Canada (U.S.) (the "Company") will pay an annuity commencing on the Annuity Commencement Date to the Annuitant if then living, by applying the adjusted value of the Participant's Account in accordance with the Settlement Provisions. If the Participant dies while the Contract is in effect and before the Annuity Commencement Date, the Company will pay a death benefit to the Beneficiary upon receipt of due proof of death of the Participant.

     All payments will be made to the persons and in the manner set forth in this Contract. Provisions and endorsements printed or written by the Company on the following pages form part of the Contract.

     Signed by the Company at its Executive Office, Wellesley Hills, Massachusetts on the Issue Date.


     /s/ Donald A. Stewart                        /s/ Margaret Sears Mead

         Donald A. Stewart                            Margaret Sears Mead
         President                                    Secretary

 FLEXIBLE PAYMENT DEFERRED COMBINATION VARIABLE AND FIXED GROUP ANNUITY CONTRACT
                   SUN LIFE OF CANADA (U.S.) VARIABLE ACCOUNT D
                                NONPARTICIPATING

 ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE IN VESTMENT
   EXPERIENCE OF A VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO
                                 DOLLAR AMOUNT

USE OF CONTRACT. This Contract is available for use in connection with employer, association and other group retirement plans which may qualify as retirement programs under Section 401 (including Section 401(k)), Section 403, Sections 408(c) or 408(k) or Section 457 of the Internal Revenue Code and non-qualified deferred compensation plans and other non-qualified group programs such as payroll savings plans (collectively the "Plans").

                                  TABLE OF CONTENTS
                                                                          Page
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Contract Specifications Page                                               4
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Application
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Definitions                                                                5
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Fixed and Variable Accounts                                                7
   Fixed Account                                                           7
   Variable Account and Sub-Accounts                                       7
   Ownership of Assets                                                     7
   Investments of the Sub-Accounts                                         7
   Substitution                                                            7
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Purchase Payments                                                          8
   Payments                                                                8
   Amount                                                                  8
   Account Continuation                                                    8
   Net Purchase Payments and Their Allocation                              8
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Contract Values During Accumulation Period                                 8
   Accumulation Account                                                    8
   Participant's Account                                                   9
   Variable Accumulation Value                                             9
   Crediting Variable Accumulation Units                                   9
   Variable Accumulation Unit Value                                        9
   Variable Accumulation Value                                             9
   Net Investment Factor                                                   9
   Fixed Accumulation Value                                               10
   Initial and Subsequent Guarantee Periods                               10
   Initial and Subsequent Guarantee Rates                                 10
   Crediting Fixed Accumulation Units                                     10
   Fixed Accumulation Unit Value                                          10
   Fixed Accumulation Value                                               11
   Conversion of Accumulation Units                                       11
   Account Fee                                                            11
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Cash Withdrawals, Withdrawal Charges, Market Value Adjustment and
Loan Provision                                                            12
   Cash Withdrawals                                                       12
   Withdrawal Charges                                                     13
   Market Value Adjustment                                                13
   Loans--Qualified Contracts Only                                        14
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Death Benefit                                                             14
   Death Benefit Provided by the Contract                                 14
   Election and Effective Date of Election                                15
   Payment of Death Benefit                                               15
   Amount of Death Benefit                                                16

                            TABLE OF CONTENTS--(CONTINUED)
                                                                         Page
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Settlement Provisions
   General                                                                16
   Election and Effective Date of Election                                16
   Determination of Amount                                                16
   Effect of Annuity Commencement Date on Participant's Account           17
   Annuity Commencement Date                                              17
   Fixed Annuity Payments                                                 17
   Variable Annuity Payments                                              17
   Annuity Unit Value                                                     17
   Exchange of Variable Annuity Units                                     18
   Account Fee                                                            18
   Description of Annuity Options                                         18
   Amounts Payable on Death of Payee                                      19
   Annuity Payment Rates                                                  19
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Ownership Provisions                                                      21
   Owner                                                                  21
   Change of Ownership                                                    21
   Voting of Fund Shares                                                  21
   Periodic Reports                                                       22
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Beneficiary Provision                                                     22
   Designation and Change of Beneficiary                                  22
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General Provisions                                                        22
   Age                                                                    22
   Contract                                                               23
   Currency                                                               23
   Determination of Values                                                23
   Discontinuance of New Participants                                     23
   Guarantees                                                             23
   Incontestability                                                       23
   Modification                                                           23
   Nonparticipating                                                       24
   Payments by the Company                                                24
   Proof of Age                                                           24
   Splitting Units                                                        24
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Qualified Plan Provisions                                                 24
Non-Qualified Plan Provisions                                             27

                                     DEFINITIONS

     ACCOUNT YEARS AND ACCOUNT ANNIVERSARIES: The first Account Year shall be the period of twelve (12) months plus a part of a month as measured from the Date of Coverage for each Participant to the first day of the calendar month which follows the calendar month of coverage. All Account Years and Anniversaries thereafter shall be twelve (12) month periods based upon such first day of the calendar month which follows the calendar month of coverage. If, for example, the Date of Coverage is in March, the first Account Year will be determined from the Date of Coverage but will end on the last day of March in the following year; all other Account Years and all Account Anniversaries will be measured from April 1.

     ACCUMULATION ACCOUNT: An account established for the Contract.

     ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Participant.

     ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the Accumulation Account and the Participant's Account. There are two types of Accumulation Units: Variable Accumulation Units and Fixed Accumulation Units.

     *ANNUITANT: The Participant named in each Certificate.

     *ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under each Certificate is to be made.

     *ANNUITY OPTION: The method for making annuity payments.

     ANNUITY UNIT: A unit of measure used in the calculation of the second and each subsequent variable annuity payment from the Variable Account.

     APPLICATION: The document signed by the Owner that serves as the Owner's application to the Company for this Contract.

     *BENEFICIARY: The person or entity having the right to receive the death benefit set forth in each Certificate.

     CERTIFICATE: The document for each Participant which evidences the coverage of the Participant under the Contract.

     CURRENT RATE: As of a particular date, the interest rate for a Guarantee Period that would be credited on a compound annual basis on Payments allocated to the Fixed Account on that date. The Current Rate for a particular Guarantee Period is contained in a schedule of rates published by the Company from time to time, but in no event is the Current Rate less than four percent (4%), compounded annually.

     DATE OF COVERAGE: The date on which a Participants Account becomes effective.

     DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

     FIXED ACCOUNT: The Fixed Account consists of all assets of the Company other than those allocated to a separate account of the Company.

     FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

     GUARANTEE PERIOD: The period for which an Initial Guarantee Rate or Subsequent Guarantee Rate is credited. There are two types of Guarantee Periods: an Initial Guarantee Period and a Subsequent Guarantee Period.

--------------------
* As specified in the Participant Enrollment Form, unless changed.

     GUARANTEE RATE: The rate of interest credited by the Company on a compound annual basis during any Initial or Subsequent Guarantee Period on Payments allocated to the Fixed Account.

     ISSUE DATE: The date on which the Contract becomes effective.

     LOAN ANNIVERSARY: The date which is one calendar year as measured from the date of a loan and that same date in each succeeding year while any portion of the loan is outstanding.

     NET LOAN INTEREST: Loan interest due the Company, less any interest credited by the Company on the principal amount of the loan and any unpaid interest thereon.

     NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code.

     *OWNER: The employer, association or other bona fide group entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k) or
Section 457 of the Internal Revenue Code to serve as legal owner of Plan assets, but the term "Owner" as used herein, shall refer to the organization entering into the Contract.

     PARTICIPANT: An eligible employee, member or other person named in the Certificate who is entitled to benefits under the Plan as determined and reported to the Company by the Owner.

     PARTICIPANT ENROLLMENT FORM: The document signed by each Participant that serves as his or her application for enrollment under this Contract.

     PARTICIPANT'S ACCOUNT: An account established for each Participant to which net Purchase Payments are credited in the form of Variable Accumulation Units and/or Fixed Accumulation Units.

     PAYEE: A recipient of annuity payments under the Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Annuitant.

     PURCHASE PAYMENT (PAYMENT): An amount paid to the Company as consideration for the benefits provided by the Contract.

     QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401, 403, 408(c), 408(k) or 457 of the Internal Revenue Code of 1954, as amended ("Code").

     SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a specific mutual fund or in shares of a specific series of a series fund.

     *SUCCESSOR BENEFICIARY: The person or persons named to become the Beneficiary if the Beneficiary is not alive.

     VALUATION PERIOD: The period of time from one determination of Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the portfolio securities of the Variable Account so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected.

     VARIABLE ACCOUNT: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

     VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.

--------------------
* As specified in the Participant Enrollment Form, unless changed.

                             FIXED AND VARIABLE ACCOUNTS

FIXED ACCOUNT

     The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company.

VARIABLE ACCOUNT AND SUB-ACCOUNTS

     The Variable Account to which the variable accumulation values and variable annuity payments, if any, under this Contract relate is entitled "Sun Life of Canada (U.S.) Variable Account D". It was established by the Company on August 20,1985, pursuant to a resolution of its Board of Directors and is registered as a unit investment trust under the Investment Company Act of 1940. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

     The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a specific mutual fund or in shares of a designated series of a series fund. The values of the Variable Accumulation Units and the Annuity Units described in this Contract reflect the investment performance of the Sub-Accounts.

     At the Company's election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of mutual fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision. The Company may make appropriate endorsement in this and other contracts providing benefits which vary in accordance with the investment performance of Sub-Accounts to reflect the change and take such other action as may be necessary and appropriate to effect the change.

OWNERSHIP OF ASSETS

     The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts.

INVESTMENTS OF THE SUB-ACCOUNTS

     Any amounts allocated to a Sub-Account will be used to purchase shares of a mutual fund or shares of a specific series of a series fund ("Fund" or "Funds") as specified in the Participant Enrollment Form or as subsequently changed, at the net asset value next computed following receipt by the Company of the Purchase Payment to which the particular amount allocated is attributable. The Funds available on the Issue Date are shown on the Contract Specifications Page; more Funds may be subsequently added. The Funds are open-end investment companies or "mutual funds" registered under the Investment Company Act of 1940. Any and all distributions made by a Fund with respect to the Fund shares held by a Sub-Account will be reinvested to purchase additional shares of that Fund at net asset value. Deductions from the Sub-Accounts will, in effect, be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted. Each Sub-Account will be fully invested in Fund shares at all times.

SUBSTITUTION

     Shares of any of the particular Funds may not always be available for purchase by the Sub-Accounts or the Company may decide that further investment in any such Fund's shares is no longer appropriate in view of the purposes of the Variable Account. In either event, shares of another registered open-end investment company may be substituted both for Fund shares already purchased by the Sub-Account and/or as the security to be purchased in the future, provided that any such substitution has been approved by the Securities and Exchange Commission. In the event of any substitution pursuant to this provision, the Company may make appropriate endorsement in this and other contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts to reflect the substitution.

                                  PURCHASE PAYMENTS

PAYMENTS

     All Purchase Payments are to be paid to the Company at its Annuity Service Mailing Address. Unless the Owner has surrendered the Contract, or the particular Participant's Account has been withdrawn, Purchase Payments may be made to a Participant's Account at any time during the life of the particular Participant and before the particular Participant's Annuity Commencement Date.

AMOUNT

     The Initial Purchase Payment is shown on the Certificate Specifications Page. Subsequent Payments may vary; however, the Company will not accept Purchase Payments to be allocated to a Participant's Account which, on an annualized basis, are less than $300 for the first Account Year, and each Purchase Payment must be at least $25. In addition, the prior approval of the Company is required before it will accept a Purchase Payment which would cause the value of a Participant's Account to exceed $1,000,000. If the value of a Participant's Account exceeds $1,000,000, no additional Purchase Payments will be accepted for that Participant's Account without the prior approval of the Company.

ACCOUNT CONTINUATION

     A Participant's Account shall be continued automatically in full force during the lifetime of the Participant until the Annuity Commencement Date or until the Participant's Account is withdrawn or the Contract is surrendered. The Participant's Account will not be in default, even if no additional Purchase Payments are made.

NET PURCHASE PAYMENTS AND THEIR ALLOCATION

     The net Purchase Payment is that portion of a Purchase Payment which remains after deduction of any applicable premium or similar tax. Each net Purchase Payment will be allocated to the Participant's Account, upon receipt by the Company at its Annuity Service Mailing Address, either to Sub-Accounts or to the Fixed Account or to both Sub-Accounts and the Fixed Account in accordance with the allocation factors specified in the Participant's Enrollment Form or as subsequently changed.

     The allocation factors for new Payments between the Fixed Account and the Variable Account and among the Sub-Accounts may be changed by the Owner at any time by giving written notice of the change to the Company at its Annuity Service Mailing Address. Any change will take effect with the first Purchase Payment received with or after the receipt of the notice of the change by the Company and will continue in effect until subsequently changed.

                      CONTRACT VALUES DURING ACCUMULATION PERIOD

ACCUMULATION ACCOUNT

     The Company will establish an Accumulation Account for the Contract and will maintain the Accumulation Account during the Accumulation Period. The Contract's Accumulation Account value for any Valuation Period is equal to the sum of the variable accumulation values, if any, plus the fixed accumulation values, if any, of all Participants' Accounts under the Contract for that Valuation Period.

PARTICIPANT'S ACCOUNT

     The Company will establish a Participant's Account for each Participant under the Contract and will maintain the Participant's Account during the Accumulation Period. The Participant's Account value for any Valuation Period is equal to the sum of the variable accumulation value, if any, plus the fixed accumulation value, if any, of the Participant's Account for that Valuation Period.

VARIABLE ACCUMULATION VALUE

CREDITING VARIABLE ACCUMULATION UNITS

     Upon receipt of a Purchase Payment by the Company at its Annuity Service Mailing Address, all or that portion, if any, of the net Purchase Payment which is allocated to the Sub-Accounts will be credited to the Participant's Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units to be credited is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit value for the particular Sub-Account for the Valuation Period during which the Purchase Payment is received by the Company at its Annuity Service Mailing Address.

VARIABLE ACCUMULATION UNIT VALUE

     The Variable Accumulation Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Variable Accumulation Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for such subsequent Valuation Period. The Variable Accumulation Unit value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period.

VARIABLE ACCUMULATION VALUE

     The variable accumulation value of the Contract, if any, for any Valuation Period is equal to the sum of the variable accumulation values of all Participants' Accounts under the Contract for such Valuation Period.

     The variable accumulation value of a Participant's Account, if any, for any Valuation Period is equal to the sum of the variable accumulation values of each Sub-Account credited to the Participant's Account for such Valuation Period. The variable accumulation value for each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for such Valuation Period.

NET INVESTMENT FACTOR

     The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain the same.

     The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

          (a) is the net result of:

               (1) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

               (2) the per share amount of any dividend or other distribution declared by the Fund issuing the shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

               (3) a per share credit or charge with respect to any taxes paid, or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

          (b) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

          (c) is the risk charge factor determined by the Company for the Valuation Period to reflect the charge for assuming the mortality and expense risks.

     The risk charge factor for any Valuation Period is equal to the daily risk charge factor multiplied by the number of 24 hour periods in the Valuation Period. The daily risk charge factor will be determined by the Company annually, but in no event may it exceed the Maximum Daily Risk Charge Factor specified on the Certificate Specifications Page.

FIXED ACCUMULATION VALUE

INITIAL AND SUBSEQUENT GUARANTEE PERIODS

     The Owner elects an Initial Guarantee Period(s) from among those made available by the Company. The period(s) elected will determine the Initial Guarantee Rate(s) and the Purchase Payment, or the portion thereof allocated to the particular Initial Guarantee Period, will earn interest, compounded annually, at the Initial Guarantee Rate during the Initial Guarantee Period. Initial Guarantee Periods begin on the day a Purchase Payment is allocated to the Fixed Account and end the number of calendar years in the Guarantee Period elected from the end of the month in which the Purchase Payment was allocated to the Fixed Account. Subsequent Guarantee Periods begin on the first day of the month following the end of either an Initial Guarantee Period or a previous Subsequent Guarantee Period.

     A Subsequent Guarantee Period will commence automatically at the end of an Initial Guarantee Period or another Subsequent Guarantee Period. Each Subsequent Guarantee Period will be of the same duration as the previous Initial or Subsequent Guarantee Period unless the Owner elects, within the thirty (30) day period prior to the end of any Initial or Subsequent Guarantee Period, a different Subsequent Guarantee Period from among those being offered by the Company at such time.

INITIAL AND SUBSEQUENT GUARANTEE RATES

     The Company periodically will establish applicable Initial and Subsequent Guarantee Rates for the Guarantee Periods. Those rates will be guaranteed for the respective Guarantee Periods.

     No Initial Guarantee Rate or Subsequent Guarantee Rate shall be less than four percent (4%) per year, compounded annually.

CREDITING FIXED ACCUMULATION UNITS

     Upon receipt of a Purchase Payment by the Company at its Annuity Service Mailing Address, all or that portion, if any, of the net Purchase Payment which is allocated to the Fixed Account will be credited to the Participant's Account in the form of Fixed Accumulation Units. Fixed Accumulation Units are established and valued separately for each Guarantee Period. The number of particular Fixed Accumulation Units to be credited to the Participant's Account is determined by dividing the dollar amount allocated to a Guarantee Period by the Fixed Accumulation Unit Value of the particular type of Fixed Accumulation Unit for the Valuation Period during which the Purchase Payment is received by the Company at its Annuity Service Mailing Address.

FIXED ACCUMULATION UNIT VALUE

     The Fixed Accumulation Unit Value for each type of Fixed Accumulation Unit is established at $10.00 for the first Valuation Period of the calendar month in which a Purchase Payment is credited to the Participant's Account and will increase for each successive Valuation Period as interest is accrued.

     At the end of the Initial Guarantee Period the Fixed Accumulation Units credited to a Participant's Account will be exchanged for a second type of Fixed Accumulation Unit with an equal aggregate value. The value of this second type of Fixed Accumulation Unit will increase for each Valuation Period during each Subsequent Guarantee Period as interest is accrued at the Subsequent Guarantee Rate which shall have been determined by the Company prior to the first day of each Subsequent Guarantee Period.

FIXED ACCUMULATION VALUE

     The fixed accumulation value of the Contract, if any, for any Valuation Period is equal to the sum of the values of all Fixed Accumulation Units credited to all Participants' Accounts under the Contract for such Valuation Period.

     The fixed accumulation value of a Participant's Account, if any, for any Valuation Period is equal to the sum of the value of all Fixed Accumulation Units credited to the Participant's Account for such Valuation Period.

CONVERSION OF ACCUMULATION UNITS

     During the Accumulation Period the Owner may, upon written request received by the Company at its Annuity Service Mailing Address, convert the value of a designated number of Fixed Accumulation Units then credited to a Participant's Account into other Fixed Accumulation Units having an equal aggregate value but having a different Guarantee Period or into Variable Accumulation Units of particular Sub-Accounts having an equal aggregate value, or convert the value of a designated number of Variable Accumulation Units then credited to the Participant's Account into other Variable Accumulation Units and/or Fixed Accumulation Units having an equal aggregate value. These conversions shall, however, be subject to the following conditions: (1) not more than six (6) conversions may be made in any Account Year, except for conversions made under an automatic asset allocation system acceptable to the Company in which up to twelve (12) conversions may be made in any Account Year; and (2) the value of Accumulation Units converted may not be less than $1,000 unless all of the Fixed Accumulation Units and/or Variable Accumulation Units credited to the Participant's Account are being converted; (3) conversions involving Fixed Accumulation Units with Guarantee Periods greater than one (1) year will be subject to the Market Value Adjustment described in this Contract and (4) conversions involving Variable Accumulation Units shall be subject to such terms and conditions as may be imposed by each Fund. Any conversion shall be made using the Accumulation Unit values for the Valuation Period during which the request for conversion is received by the Company at its Annuity Service Mailing Address.

ACCOUNT FEE

     Prior to the Annuity Commencement Date, on each Account Anniversary, the Company will deduct from the value of each Participant's Account an annual account administration fee ("Account Fee") to reimburse it for administrative expenses relating to the Contract and the Participant's Account. If a Participant's Account is surrendered for its full value on other than an Account Anniversary, the Account Fee will be deducted in full at the time of such surrender. The Account Fee will be deducted in equal amounts from the Fixed Account and each Sub-Account in which the Participant has Accumulation Units at the time of such deduction. In no event will the portion of the Account Fee that is deducted from the Fixed Account cause the Participant's Account's fixed accumulation value (adjusted for any withdrawals and loans) to increase by less than four percent (4%) per year.

     On the Annuity Commencement Date, the value of the Participant's Account will be reduced by a proportionate amount of the Account Fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date. After the Annuity Commencement Date, the Account Fee will be deducted pro rata from each annuity payment made during the year.

     The amount of the Account Fee assessed against each Participant's Account is based on total Purchase Payments credited to all Participants' Accounts under the Contract in accordance with the following schedule:

                    PURCHASE PAYMENTS               ACCOUNT FEE
                    -----------------               -----------
                 $         up to 250,000               $25
                    250,000 to 1,499,999                18
                  1,500,000 to 4,999,999                15
                  5,000,000 and over                    12

     The level of Purchase Payments credited to all Participants' Accounts under the Contract is reviewed semi-annually and the Account Fee to be assessed against Participants' Accounts during the next six (6) month period is determined. Once Purchase Payments credited to all Participants' Accounts under the Contract reach a level which produces a lower Account Fee, the Account Fee applicable to existing Participants' Accounts under the Contract will not be increased irrespective of subsequent withdrawals from Participants' Accounts under the Contract.

                         CASH WITHDRAWALS, WITHDRAWAL CHARGES
                      MARKET VALUE ADJUSTMENT AND LOAN PROVISION

CASH WITHDRAWALS

     At any time before the Annuity Commencement Date and during the lifetime of the Participant, the Owner may elect a cash withdrawal payment from the Company by filing with the Company a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company at its Annuity Service Mailing Address. For withdrawals in excess of $5,000, the signature of the Owner must be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia, or Pacific Stock Exchange, or by a commercial bank (not a savings bank), which is a member of the Federal Deposit Insurance Corporation, or in certain cases, by a member firm of the National Association of Securities Dealers, Inc. which has entered into an appropriate agreement with the Company. In some cases (for example, requests by a corporation, partnership, agent, or fiduciary) the Company will require additional documentation of a customary nature.

     The amount of the cash withdrawal payment may be equal to the total value of a Participant's Account at the end of the Valuation Period during which the election becomes effective less the Account Fee and any applicable withdrawal charge and/or unpaid Net Loan Interest and, if applicable, plus or minus any Market Value Adjustment (a "full surrender"), or it may be for a lesser amount (a "partial withdrawal"). If a partial withdrawal is requested which would leave a Participant's Account value less than the Account Fee, then such partial withdrawal will be treated as a full surrender. Partial withdrawals may be restricted by the maximum loan provision.

     The withdrawal will result in the cancellation of Accumulation Units in the particular Participant's Account with an aggregate value equal to the dollar amount of the cash withdrawal payment plus, if applicable, the Account Fee and any withdrawal charge and/or unpaid Net Loan Interest plus or minus any Market Value Adjustment. The Account Fee and any applicable withdrawal charge and/or unpaid Net Loan Interest will be deducted from the Participant's Account before the application of the Market Value Adjustment. Unless instructed to the contrary, the Company will cancel Fixed Accumulation Units and Variable Accumulation Units of the particular Sub-Accounts in the same proportion that the total value of Fixed Accumulation Units and Variable Accumulation Units of the particular Sub-Accounts then credited to the Participant's Account at the end of the Valuation Period during which the election becomes effective. Any cash withdrawal payment generally will be paid within seven (7) days from the date the election becomes effective, except as the Company may be permitted to defer such payment of amounts withdrawn from the Variable Account in accordance with the Investment Company Act of

1940. The Company reserves the right to defer the payment of amounts withdrawn from the Fixed Account for a period not to exceed six (6) months from the date written request for such withdrawal is received by the Company at its Annuity Service Mailing Address.

Withdrawal Charges

     If a cash withdrawal payment is made, a withdrawal charge may be assessed by the Company. Up to ten percent (10%) of Purchase Payments credited to a Participant's Account for less than seven (7) years may be withdrawn in any Account Year on a non-cumulative basis without the imposition of a withdrawal charge. Amounts withdrawn from a Participant's Account in excess of ten percent (10%) will be subject to a withdrawal charge assessed against Purchase
Payments credited to the Participant's Account as follows:

                           NUMBER OF
                       YEARS PAYMENTS IN
                     PARTICIPANT'S ACCOUNT      WITHDRAWAL CHARGE
                     ---------------------      -----------------
                               1                       6%
                               2                       6%
                               3                       5%
                               4                       4%
                               5                       3%
                               6                       2%
                               7                       1%
                               8                       0%

     For purposes of a full surrender or partial withdrawal, the oldest previously unliquidated Payment will be deemed to have been liquidated first, then the next oldest and so forth. Once all old and new Payments have been withdrawn, additional amounts withdrawn will be attributed to the accumulated value of the Participant's Account.

     No withdrawal charge is imposed upon amounts withdrawn to purchase an annuity, (provided that the payment under the Annuity Option elected is over a period of at least five (5) years), nor is any withdrawal charge imposed upon amounts withdrawn after a Participant's Account has been established for twelve
(12) years irrespective of when a Purchase Payment or cash withdrawal payment is made.

MARKET VALUE ADJUSTMENT

     Any cash withdrawal from the Fixed Account of amounts with a Guarantee Period greater than one (1) year will be subject to a Market Value Adjustment ("MVA"), except in the case of payment of a guaranteed death benefit, or in the event of annuitization over a payout period of at least five (5) years. The MVA will be applied to the amount being withdrawn after deduction of any applicable Account Fee, withdrawal charge and/or unpaid Net Loan Interest.

     The MVA will reflect the relationship between the Current Rate for the Guarantee Period of the amount being surrendered and the Guarantee Rate applicable to the amount being surrendered.

     The Market Value Adjustment is determined by the application of the following formula:

          .75(A-B) x C/12 where:

          A = interest rate being credited to the amount being surrendered (Guarantee Rate);

          B = the rate the Company has established at the time of surrender on allocations to Initial or Subsequent Guarantee Periods with the same Guarantee Period as that of the amount being surrendered (Current Rate);
and

          C = the months remaining in the Guarantee Period of the amount being surrendered.

LOANS--QUALIFIED CONTRACTS ONLY

     At any time before the Annuity Commencement Date and during the lifetime of the Participant, the Owner of a Qualified Contract may request a loan from the Company by filing with the Company a written request in such form and containing such terms and conditions as the Company may require. Any such request shall specify the amount of the loan and will be effective on the date that it is received by the Company at its Annuity Mailing Address. For loans in excess of $5,000 the signature of the Owner must be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia or Pacific Stock Exchange, or by a commercial bank (not a savings bank) which is a member of the Federal Deposit Insurance Corporation, or, in certain cases, by a member firm of the National Association of Securities Dealers, Inc. which has entered into an appropriate agreement with the Company. In some cases (for example, requests by a corporation, partnership, agent or fiduciary) the Company may require additional documentation of a customary nature.

     Loans will be secured by a security interest in the Contract. Loans are subject to plan restrictions and applicable retirement plan legislation and their taxation is determined under the federal income tax laws.

     The maximum loan amount is 80% of the value of the Participant's Account, reduced by any prior outstanding loan and interest due thereon. The minimun loan that may be made at any time is $1,000.

     The loan will result in the cancellation of Accumulation Units in the particular Participant's Account with an aggregate value equal to the dollar amount of the loan plus or minus, if applicable, any Market Value Adjustment. Unless instructed to the contrary, the Company will cancel Fixed Accumulation Units and Variable Accumulation Units of the particular Sub-Accounts in the same proportion that the total value of Fixed Accumulation Units and Variable Accumulation Units of the particular Sub-Accounts then credited to the Participant's Account bear to the value of the Participant's Account at the end of the Valuation Period during which the loan request is received by the Company at its Annuity Service Mailing Address. An amount equal to the loan proceeds will be placed in a loan account in the Company's Fixed Account where it will be credited with interest, compounded annually, at a specified rate below the then-current loan interest rate.

     Interest on loans will accrue daily at a rate established by the Company and specified in the loan document, and will become due and payable on each Loan Anniversary and whenever a loan repayment is made. Any unpaid interest will be added to the principal amount of the loan and will result in a cancellation of Accumulation Units in the Participant's Account in the same manner as described above. Interest will accrue on the unpaid interest at the same rate and in the same manner as on the principal amount of the loan.

     At any time while the Participant is living and prior to the Annuity Commencement Date, all or part of any outstanding loan may be repaid. Repayment will result in the purchase of Fixed Accumulation Units and Variable Accumulation Units in accordance with the allocation factors for new Payments to the Participant's Account in effect on the date of such loan repayment.

     A loan shall be repaid within five (5) years from the date of the loan, unless the loan is being used to acquire, construct, reconstruct or substantially rehabilitate a dwelling which is used or is to be used within a reasonable period of time as the principal residence of the Participant or a member of the Participant's family. In such event the loan shall be repaid within ten (10) years.

                                    DEATH BENEFIT

DEATH BENEFIT PROVIDED BY THE CONTRACT

     If the Participant dies while the Participant's Account is in effect and before the Annuity Commencement Date, the Company, upon receipt of due proof of death of the Participant, will pay a death benefit to the Beneficiary in accordance with this "Death Benefit" provision. If there is no designated Beneficiary living on the date of death of the Participant, the Company will pay the death benefit upon receipt of due proof of the death of both the Participant and the designated Beneficiary in one sum to the estate of the Participant. If the death of the Participant occurs on or after the Annuity Commencement Date, no death benefit will be payable under the Contract except as may be provided under the form of annuity elected.

ELECTION AND EFFECTIVE DATE OF ELECTION

     During the lifetime of the Participant and prior to the Annuity Commencement Date, the Owner may elect to have the value of the Participant's Account applied under one or more of the Annuity Options in accordance with the Settlement Provisions to effect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Participant. This election may be made or subsequently revoked by filing with the Company a written election or revocation of an election in such form as the Company may require. Any election or revocation of an election of a method of settlement of the death benefit by the Owner will become effective on the date it is received by the Company at its Annuity Service Mailing Address. If no election of a method of settlement of the death benefit by the Owner is in effect on the date of death of the Participant, the Beneficiary may elect (a) to receive the death benefit in the form of a cash payment in which event the Participant's Account will be cancelled; or (b) to have the value of the Participant's Account applied under one or more of the Annuity Options in accordance with the Settlement Provisions to effect, on the Annuity Commencement Date determined in the section "Payment of Death Benefit" below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. This election may be made by filing with the Company a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company at its Annuity Service Mailing Address; or (b) the date due proof of the death of the Participant and any required release or consent from any inheritance taxing authority, or surviving spouse, if applicable, is received by the Company at its Annuity Service Mailing Address. If a written election by the Beneficiary is not received by the Company within sixty (60) days following the date due proof of the death of the Participant and any required release or consent is received by the Company, the Beneficiary shall be deemed to have elected a cash payment as of the last day of the sixty (60) day period.

PAYMENT OF DEATH BENEFIT

     If the death benefit is to be paid in cash to the Beneficiary, payment will be made within seven (7) days of the date the election becomes effective or is deemed to become effective, except as the Company may be permitted to defer any such payment of amounts derived from the Variable Account in accordance with the Investment Company Act of 1940. If the death benefit is to be paid in one sum to the estate of the deceased Participant, payment will be made within seven
(7) days of the date due proof of the death of the Participant and the Beneficiary is received by the Company at its Annuity Service Mailing Address. If settlement under one or more of the Annuity Options is elected by the Owner, the Annuity Commencement Date will be the first day of the second calendar month following the date due proof of the death of the Participant and the Beneficiary, if any, is received by the Company at its Annuity Service Mailing Address. If settlement under one or more of the Annuity Options is elected by the Beneficiary, the Annuity Commencement Date will be the first day of the second calendar month following the effective date of the election. The Owner or Beneficiary, as applicable, may elect an Annuity Commencement Date later than that specified above provided that such date is (a) the first day of a calendar month, and (b) not later than the first day of the first month following the 85th birthday of the Beneficiary. If a later Annuity Commencement Date has been elected and the Beneficiary dies before this later Annuity Commencement Date, the Participant's Account's accumulated value will be paid in cash to the estate or beneficiary, as appropriate of the Beneficary.

AMOUNT OF DEATH BENEFIT

     The death benefit is equal to the greater of (a) the value of the Participant's Account or (b) the sum of all Purchase Payments made with respect to the Participant's Account, less the sum of all withdrawals and loans. If (b) is operative, the Participant's Account value will be increased by the excess of
(b) over (a) and the amount of the increase will be allocated to the Fixed Account and the Sub-Accounts based on the respective values of the Fixed Account and the Sub-Accounts on the date the amount of the death benefit is determined. The death benefit will be reduced by any unpaid Net Loan Interest.

     The Accumulation Unit values used in determining the amount of the death benefit will be the values for the Valuation Period during which due proof of the death of the Participant is received by the Company at its Annuity Service Mailing Address if settlement is elected by the Owner under one or more of the Annuity Options or, if no election by the Owner is in effect, either the values for the Valuation Period during which an election by the Beneficiary either becomes effective or is deemed effective, or the values for the Valuation Period during which due proof of the death of both the Participant and the designated Beneficiary is received by the Company at its Annuity Service Mailing Address if the amount of the death benefit is to be paid in one sum to the deceased Participant's estate.

                                SETTLEMENT PROVISIONS

GENERAL

     On the Annuity Commencement Date, the adjusted value of the Participant's Account as determined in accordance with the "Determination of Amount" provision will be applied, as specified by the Owner with respect to the Participant, under one or more of the Annuity Options provided in the Contract or under such other settlement options as may be agreed to by the Company.


ELECTION AND EFFECTIVE DATE OF ELECTION

     During the lifetime of the Participant and prior to the Annuity Commencement Date, the Owner may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in the Contract. The Owner may also change any election but any election or change of election must be effective at least thirty (30) days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company at its Annuity Service Mailing Address. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Participant's Account will be applied under Annuity Option B, for a Life Annuity with 120 monthly payments certain.

     Any such election may specify the proportion of the adjusted value of the Participant's Account to be applied to the Fixed Account and the various Sub-Accounts. In the event the election does not so specify, then the portion of the adjusted value of the Participant's Account to be applied to the Fixed Account and the various Sub-Accounts will be determined on a pro rata basis from the composition of the Participant's Account on the Annuity Commencement Date.

     The Annuity Options in the Contract may also be elected by the Owner or the Beneficiary as provided in the section of the Contract entitled "Death Benefit".

DETERMINATION OF AMOUNT

     The adjusted value of the Participant's Account to be applied to provide a Variable Annuity or a Fixed Annuity or a combination of both, shall be equal to the value of the Participant's Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus the sum of any applicable premium or similar tax, a proportionate amount of the Account Fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date, and any applicable withdrawal charge and/or unpaid Net Loan Interest and plus or minus any applicable Market Value Adjustment.

EFFECT OF ANNUITY COMMENCEMENT DATE ON PARTICIPANT'S ACCOUNT

     On the Annuity Commencement Date the Participant's Account will be cancelled.

ANNUITY COMMENCEMENT DATE

     The Annuity Commencement Date is set forth on the Certificate Specifications Page. This date may be changed from time to time by the Owner, provided that each change is effective at least thirty (30) days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is: (1) at least thirty (30) days after the effective date of the change; (2) the first day of a month; and (3) not later than the first day of the first month following the Participant's 85th birthday. Any change of the Annuity Commencement Date may be made by filing with the Company a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date the designation is received by the Company at its Annuity Service Mailing Address.

     The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the section of the Contract entitled "Death Benefit".

FIXED ANNUITY PAYMENTS

     The dollar amount of each fixed annuity payment shall be determined in accordance with the Annuity Payment Rates found in the Contract which are based on the minimum guaranteed interest rate of four percent (4%) per year or, if more favorable to the Payee(s), in accordance with the Single Premium Immediate Settlement Rates published by the Company and in use on the Annuity Commencement Date.

VARIABLE ANNUITY PAYMENTS

     The dollar amount of the first variable annuity payment shall be determined in accordance with the Annuity Payment Rates found in the Contract which are based on an assumed interest rate of four percent (4%) per year.

     All variable annuity payments other than the first are determined by means of Annuity Units credited to the Contract with respect to the particular Payee. The number of Annuity Units to be credited in respect of a particular Sub-Account is determined by dividing that portion of the first variable annuity payment attributable to that Sub-Account by the Annuity Unit value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The number of Annuity Units of each particular Sub-Account credited to the Contract with respect to the particular Payee then remains fixed unless an exchange of Annuity Units is made pursuant to the "Exchange of Annuity Units" section. The dollar amount of each variable annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited to the Contract with respect to the particular Payee by the Annuity Unit value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent payment.

ANNUITY UNIT VALUE

     The Annuity Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Annuity Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of four percent (4%) per year used to establish the Annuity Payment Rates found in the Contract. The factor is 0.99989255 for a one day Valuation Period.

EXCHANGE OF VARIABLE ANNUITY UNITS

     After the Annuity Commencement Date the Payee may, by filing a written request with the Company at its Annuity Service Mailing Address, exchange the value of a designated number of Annuity Units of particular Sub-Accounts then credited to the Contract with respect to the particular Payee into other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by the exchange. No more than four (4) exchanges may be made within each Account Year.

     Exchanges may be made within the Variable Account only. Exchanges shall be made using the Annuity Unit Values for the Valuation Period during which the request for exchange is received by the Company at its Annuity Service Mailing Address.

ACCOUNT FEE

     After the Annuity Commencement Date an Account Fee will be deducted pro rata from each annuity payment made during the year, as provided in the section of the Contract entitled "Contract Values During Accumulation Period."

DESCRIPTION OF ANNUITY OPTIONS

     Annuity Options A, B and C are available to provide either a Fixed Annuity or a Variable Annuity. Annuity Options D and E are available only to provide a Fixed Annuity.

     Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee.

     Annuity Option B. Life Annuity with 60, 120, 180 or 240 Monthly Payments
Certain: Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180), or two hundred forty (240) months certain as elected.

     Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor, variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited to the Contract with respect to the Payee. Fixed monthly payments, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

     Annuity Option D. Fixed Payments for a Specified Period Certain: Fixed monthly payments for any specified period of time (at least five (5) years in the case of a Non-Qualified Contract and at least three (3) years in the case of a Qualified Contract, but not exceeding thirty (30) years in the case of both a Qualified Contract and Non-Qualified Contract), as elected.

     Annuity Option E. Fixed Payments: The amount applied to provide fixed payments in accordance with this Annuity Option will be held by the Company at interest. Fixed payments will be made in such amounts and at such times (at least over a period of five (5) years in the case of a Non-Qualified Contract) as may be agreed upon with the Company and will continue until the amount held by the Company with interest is exhausted. The final payment will be for the balance remaining and may be less than the amount of each preceding payment. Interest will be credited yearly on the amount remaining unpaid at a rate which shall be determined by the Company from time to time but which shall not be less than four percent (4%) per year compounded annually. The rate so determined may be changed at any time and as often as may be determined by the Company, provided, however, that the rate may not be reduced more frequently than once during each calendar year.

AMOUNTS PAYABLE ON DEATH OF PAYEE

     In the event of the death of the Annuitant on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due. If there is no designated Beneficiary then living, the Company will pay the amount specified in the Schedule below for any Annuity Option then in effect in one sum to the deceased Annuitant's estate. Any Beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the Schedule below for such option in one sum. In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay the amount specified for such option in the Schedule below in one sum to the deceased Beneficiary's estate. All payments made in one sum by the Company as provided in this paragraph are made in lieu of paying any remaining payments under any Annuity Option then in effect.

        OPTION                              AMOUNT
        ------                              ------

          B    The discounted value of the remaining payments, if any, for the certain period.
          D    The discounted value of the remaining payments, if any, for the certain period.
          E    The unpaid balance of the proceeds and interest.

     In the case of Option B the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate, and for payments being made on a fixed basis, at the interest rate initially used in determining the amount of each payment. For Variable Annuity payments this calculation will also be based on the assumptions that the particular Annuity Unit values applicable to the remaining payments will be the particular Annuity Unit values for the Valuation Period which ends on the day before the date of the determination and that this value will remain unchanged thereafter. In the case of Option D the discounted value will be based on the interest rate initially used in determining the amount of each payment.

ANNUITY PAYMENT RATES

     This Contract contains unisex annuity payment rates for each option. The Annuity Payment Rates below show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity payment based on the assumed interest rate of four percent (4%) and (b) the monthly Fixed Annuity payment, when this payment is based on the minimum guaranteed interest rate of four percent (4%) per year.

     The mortality table used in determining the Annuity Payment Rates for Options A, B and C is the 1971 Individual Annuitant Mortality Table. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the 1980's, reduced two years for Annuity Commencement Dates occurring during the 1990's, and so on.

     The Annuity Payment Rates in the tables shown below already reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the 1980's. Thus, for Annuity Commencement Dates occurring during the 1980's the term "Adjusted Age", as used in the table below, means actual age. "Adjusted Age" shall mean actual age less one year for Annuity Commencement Dates occurring during the 1990's, actual age less two years for Annuity Commencement Dates occurring in the decade 2000-2009, and so on.

     Adjusted ages will be determined based on the actual age(s) of Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show Annuity Payment Rates for exact Adjusted Ages; rates for Adjusted Ages expressed in completed years and months will be based on straight line interpolation between the appropriate Annuity Payment Rates.

     The dollar amount of annuity payment for any Adjusted Age or combination of Adjusted Ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company on request.


               AMOUNT OF FIRST MONTHLY ANNUITY PAYMENT PER $1,000
                               SINGLE LIFE ANNUITY

               OPTION A                       OPTION B
             LIFE ANNUITY         LIFE ANNUITY WITH PAYMENTS CERTAIN

  ADJUSTED                     60        120          180         240
    AGE                     PAYMENTS   PAYMENTS    PAYMENTS    PAYMENTS
     20          3.68         3.68      3.67         3.67        3.67
     25          3.77         3.77      3.77         3.76        3.76
     30          3.89         3.89      3.89         3.88        3.87
     35          4.04         4.04      4.04         4.02        4.01
     40          4.24         4.24      4.23         4.21        4.18
     45          4.50         4.49      4.47         4.43        4.38
     50          4.82         4.81      4.77         4.71        4.62
     55          5.25         5.22      5.15         5.04        4.90
     60          5.79         5.75      5.63         5.44        5.20
     65          6.52         6.45      6.23         5.91        5.51
     70          7.58         7.43      7.01         6.42        5.77
     75          9.14         8.80      7.93         6.88        5.93
     80         11.49        10.65      8.86         7.18        5.99
     85         15.11        12.95      9.56         7.30        6.00

                                    OPTION C

                           JOINT AND SURVIVOR ANNUITY*

                                    ADJUSTED AGE OF SURVIVOR
     ADJUSTED AGE    --------------------------------------------------
       OF PAYEE       55         60         65          70         75
       --------
         55          5.00       5.22       5.46       5.73        6.03
         60          5.22       5.48       5.77       6.10        6.46
         65          5.46       5.77       6.12       6.53        6.99
         70          5.73       6.10       6.53       7.04        7.63
         75          6.03       6.46       6.99       7.63        8.40

                                    OPTION D

                 FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

        YEARS       AMOUNT      YEARS      AMOUNT     YEARS      AMOUNT
          3          29.40       13         8.17        22        5.64
          4          22.47       14         7.72        23        5.49
          5          18.32       15         7.34        24        5.35
          6          15.56       16         7.00        25        5.22
          7          13.59       17         6.71        26        5.10
          8          12.12       18         6.44        27        5.00
          9          10.97       19         6.21        28        4.90
         10          10.06       20         6.00        29        4.80
         11           9.31       21         5.81        30        4.72
         12           8.69

----------
* Table Based on Assumed Election of Joint and Two-Thirds Survivor Annuity.

                              OWNERSHIP PROVISIONS

OWNER

     The Contract shall belong to the Owner. All Contract rights and privileges may be exercised by the Owner without the consent of the Participant or the Beneficiary or any other person, except as the Owner may have provided under the Plan or other appropriate documents. Such rights and privileges may be exercised, with respect to a particular Participant, only during the lifetime of the Participant and prior to the Participant's Annuity Commencement Date, except as otherwise provided in the Contract. Each Participant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Participant.

CHANGE OF OWNERSHIP

     Ownership of a Qualified Contract may not be transferred except to: (1) the Participant or Beneficiary; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Participant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Participant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement, deferred compensation or other programs for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

     The Owner of a Non-Qualified Contract may change the ownership of the Contract during the lifetime of any Participant and prior to the last remaining Participant's Annuity Commencement Date.

     A change of ownership will not be binding upon the Company until written notification is received by the Company at its Annuity Service Mailing Address. When is it so received, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to the Company on account of any payment made or any aciton taken by the Company prior to receiving the change. The Company may require that the signature of the Owner be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia or Pacific Stock Exchange, or by a commerical bank (not a savings bank) which is a member of the Federal Deposit Insurance Corporation or, in certain cases, by a member firm of the National Association of Securities Dealers, Inc. which has entered into an appropriate agreement with the Company.

VOTING OF FUND SHARES

     The Company will vote Fund shares held by the Sub-Accounts at meetings of shareholders of the Fund(s), but will follow voting instructions received at least one day prior to each such meeting from persons having the right to give voting instructions. The Owner is the person having the right to give voting instructions prior to the Annuity Commencement Date. On or after the Annuity Commencement Date the Payee is the person having such voting rights. Any shares attributable to the Company and Fund shares for which no timely voting instructions are received will be voted by the Company in the same proportion as the shares for which instructions are received from persons having such voting rights.

     Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under Plans, other than rights afforded by the Investment Company Act of 1940, nor any duty to inquire as to the instructions received or the authority of Owners or others to instruct the voting of Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

     All Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each Owner and each Payee having the right to give voting instructions at least ten (10) days prior to each meeting of the shareholders of the particular Fund. The number of particular Fund shares as to which each such person is entitled to give instructions will be determined by the Company on a date not more than ninety (90) days prior to each such meeting. Prior to the Annuity Commencement Date, the number of particular Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all of the Variable Accumulation Units of the particular Sub-Account credited to the Contract's Accumulation Account by the net asset value of one particular Fund share as of the same date. On or after the Annuity Commencement Date, the number of particular Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the particular Sub-Account for the Contract with respect to the particular Payee by the net asset value of the particular Fund share as of the same date.

PERIODIC REPORTS

     The Company will send the Owner and the Participant, at least once during each year, a statement showing the number, type and value of the Accumulation Units or Annuity Units credited to the Contract or the Participant's Account, as the case may be, which statement shall be accurate as of a date not more than two (2) months previous to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and the particular Fund(s) as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Contract's Accumulation Account and each Participant's Account as may be required by applicable laws, rules and regulations.

                              BENEFICIARY PROVISION

DESIGNATION AND CHANGE OF BENEFICIARY

     The Beneficiary designation contained in a Participant Enrollment Form will remain in effect until changed. The interest of any Beneficiary is subject to the particular Beneficiary surviving the Participant.

     Subject to the rights of an irrevocably designated Beneficiary, the Owner may change or revoke the designation of a Beneficiary at any time while the Participant is living by filing with the Company a written beneficiary designation or revocation in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received at the Annuity Service Mailing Address. When it is so received the change or revocation will be effective as of the date on which the beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change or revocation.

                               GENERAL PROVISIONS

AGE

     If any date of birth has been misstated in the Participant Enrollment Form, or elsewhere, the amounts payable pursuant to the Contract will be the amounts which would have been provided using the correct age. Any deficiency in the payments already made by the Company shall be paid immediately and any excess in the payments already made by the Company shall be charged against the benefits falling due after adjustment.

CONTRACT

     The Contract is issued in consideration of the Application and payment of the first Purchase Payment. The Contract and the Application, a copy of which is attached, constitute the entire Contract. All statements made in the Application will, in the absence of fraud, be deemed representations and not warranties, and no statement will void the Contract or be used in defense to a claim under the Contract unless it is contained in the Application and a copy of the Application is attached at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of the Contract or to any waiver of the rights or requirements of the Company.

CURRENCY

     All amounts due under the Contract are payable in United States Dollars, lawful money of the United States of America.

DETERMINATION OF VALUES

     The method of determination by the Company of the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, the Participant, any Payee and any Beneficiary.

DISCONTINUANCE OF NEW PARTICIPANTS

     The Company, by giving thirty (30) days' prior written notice to the Owner, may limit or discontinue the acceptance of new Participant Enrollment Forms under this Contract. Such limitation or discontinuance shall have no effect on rights or benefits with respect to any Participant Account established prior to the effective date of such limitation or discontinuance.

GUARANTEES

     Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in this and other Contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts.

INCONTESTABILITY

     This Contract is incontestable.

MODIFICATION

     Upon notice to the Owner, or the Payee(s) during the annuity period, the Contract may be modified by the Company, but only if such modification: (i) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject or; (ii) is necessary to assure continued qualification of the Contract under Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts or; (iii) is necessary to reflect a change in the operation of the Variable Account or the Sub-Account(s); or (iv) provides additional Variable Account and/or fixed accumulation options. In the event of any such modification, the Company may make appropriate endorsement in this Contract to reflect the modification.

     In addition, upon notice to the Owner the Contract may be modified by the Company to change the withdrawal charges, Account Fees, mortality and expense risk charges, the tables used in determining the amount of the first monthly Variable Annuity and Fixed Annuity payments and the formula used to calculate the Market Value Adjustment provided that such modification shall apply only to Participant Accounts established after the effective date of any such modification. The Company shall provide the Owner with sixty (60) days' prior written notice of any such modification. All of the charges and the annuity tables which are provided in the Contract prior to any such modification will remain in effect permanently, unless improved by the Company, with respect to Participant Accounts established prior to the effective date of such modification.

NONPARTICIPATING

     The Contract is nonparticipating and will not share in any surplus earnings of the Company.

PAYMENTS BY THE COMPANY

     All sums payable by the Company pursuant to the Contract are payable only at its Executive Office or such other place as may be designated by the Company. The Company may require surrender of the Contract upon final payment of all sums payable by the Company pursuant to the Contract.

PROOF OF AGE

     The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B and C prior to the Annuity Commencement Date.

SPLITTING UNITS

     The Company reserves the right to split or combine the value of the Variable Accumulation Units, Fixed Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and any change will have no material effect on the benefits or other provisions of this Contract.

                            QUALIFIED PLAN PROVISIONS

(1) Special Provisions applicable to Individual Retirement Annuities, Simplified Employee Pension Individual Retirement Annuities, Terminal Funding Annuities and Internal Revenue Code Section 403(b) Tax Sheltered Annuities.

     The following special provisions shall apply and take precedence over contrary Contract provisions if the Application for this Contract indicates it is a Qualified Contract to be issued; (a) as an Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code; (b) as a Simplified Employee Pension Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code; (c) as a "Terminal Funding" Annuity; or (d) as a Tax Sheltered Annuity under Section 403(b) of the Internal Revenue Code:

          (a) The Owner and Annuitant of this Contract is the participant in the applicable retirement plan.

          (b) The Annuitant's entire interest in this Contract is nonforfeitable.

          (c) This Contract is amended as follows:

               (i) Any payments under Annuity Option A, if applicable, shall be measured only by the life of the Annuitant.

               (ii) Any payments under Annuity Option B, if applicable, shall be made only to the Annuitant and Beneficiary of the Annuitant and the guaranteed period of payment shall not exceed the life expectancy of the Annuitant at the time the first payment is due.

(2) Special Provisions applicable to Individual Retirement Annuities and Simplified Employee Pension Individual Retirement Annuities.

     The following provisions shall apply, in addition to those previously set forth herein, and shall take precedence over contrary Contract provisions, if the Application for this Contract indicates this Contract is to be issued as an Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code, or as a Simplified Employee Pension Individual Retirement Annuity under Section 408(k) of the Internal Revenue Code:

          (a) Except in the case of a rollover contribution (Internal Revenue Code Section 408(d)(3)) the total annual Purchase Payments will not exceed the dollar limitation for an Individual Retirement Annuity or a Simplified Employee Pension Individual Retirement Annuity. For an Individual Retirement Annuity, such dollar limitation shall not exceed an amount equal to 100% of the compensation includable in an Annuitant's gross income for any taxable year or $2,000, whichever is less, or the then applicable limitation. For a Simplified Employee Pension Individual Retirement Annuity, such dollar limitation shall not exceed an amount equal to 15% of the compensation (not to exceed $200,000) includable in an Annuitant's gross income for any taxable year or $30,000, whichever is less, or the then applicable limitation. In the case of a self-employed individual participating in these plans, the term "compensation" means earned income as defined in Section 401(c)(2) of the Internal Revenue Code.

          (b) The Annuity Commencement Date shall be no later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2.

          (c) Except in the case of the Annuitant's death or disability (as defined in Section 72(m) of the Internal Revenue Code) or attainment of age 59 1/2, before the Company makes any payment under the terms of this Contract, the Annuitant must furnish the Company with a declaration of the Annuitant's intention as to the disposition of the amount to be paid.

          (d) The entire interest of the Annuitant will be distributed to the Annuitant or will begin to be distributed not later than April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2, over the life of such Annuitant or the lives of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts, or a period not extending beyond the life expectancy of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts. However, if the Joint and Survivor Annuity, as described in the Contract, is elected, such substantially equal payments will be reduced by the appropriate percentage at the death of the first spouse.

          (e) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be distributed to the Beneficiary within five (5) years after the Annuitant's death, except to the extent that a Beneficiary elects to receive an Annuity Option in accordance with (i) or (ii) below:

               (i) Payments to the Beneficiary must commence under either
            Annuity Option A, B or D no later than one (1) year after the Annuitant's death (or such later date as the Secretary of the Treasury may prescribe by reguations) and be made over the life of the Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary.

               (ii) If the Beneficiary is the surviving spouse, the date
            payments are required to commence in accordance with (i) above shall not be earlier than the date on which the Annuitant would have attained age 70 1/2, and if the spouse dies before payments commence, subsequent payments shall be made as if the spouse had been the Annuitant.

     If the death of the Annuitant occurs on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due.

(3) Special Provisions applicable to Internal Revenue Code Section 401(a), 401(k) and 403(a) pension and profit sharing plans.

     The following special provisions shall apply and shall take precedence over contrary Contract provisions, if the Application for this Contract is to be issued in connection with a retirement plan qualified under Section 401 or
Section 403(a) of the Internal Revenue Code:

          (a) The Annuitant shall be the applicable participant under the plan and the Owner of the Contract shall be the Trustee of the plan (or, with respect to Section 403(a) plans, the employer or the Annuitant).

          (b) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be paid to the trustee of the plan (or, with respect to Section 403(a) plans, to the employer) to be disposed of in accordance with the terms thereof. If the trustee of the plan is the First National Bank of Boston ("Bank of Boston"), Bank of Boston shall pay the Death Benefit to the Annuitant's designated beneficiary at the direction of the employer or the plan administrator.

          (c) An annuity shall be paid under Annuity Option C, with the continuing benefit of the Annuitant's spouse established at fifty percent (50%), unless the trustee or the plan administrator directs the Company to provide an annuity under such other settlement option as may be agreed to by the Company.

          (d) To the fullest extent permitted by law, none of the benefits, payments or proceeds of the Contract shall be subject to any claim or legal process by a creditor of the Annuitant or of the Beneficiary or in any way alienated, commuted or assigned by the Annuitant or by the Beneficiary.

          (e) The Annuity Commencement Date shall be no later than April 1 of the calendar year following the later of the calendar year in which the Annuitant attains age 70 1/2 or, in the case of an Annuitant other than a five (5) percent owner, the calendar year in which the Annuitant retires.

          (f) The entire interest of the Annuitant will be distributed to the Annuitant or will begin to be distributed, not later than the Annuity Commencement Date required by the preceding paragraph, over the life of such Annuitant or the lives of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts, or a period not extending beyond the life expectancy of such Annuitant and the Annuitant's Beneficiary, in equal or substantially equal amounts. However, if the Joint and Survivor Annuity, as described in the Contract, is elected, such substantially equal payments will be reduced by the appropriate percentage at the death of the first spouse.

          (g) If the death of the Annuitant occurs before the Annuity Commencement Date, the Death Benefit shall be distributed to the Beneficiary within five (5) years after the Annuitant's death, except to the extent that a Beneficiary elects to receive an Annuity Option in accordance with (i) or (ii) below:

               (i) Payments to the Beneficiary must commence under Annuity
            Option A, B or D no later than one (1) year after the Annuitant's death (or such later date as the Secretary of the Treasury may prescribe by regulations) and be made over the life of the Beneficiary or over a period of not extending beyond the life expectancy of such Beneficiary.

               (ii) If the Beneficiary is the surviving spouse, the date
            payments are required to commence in accordance with (i) above shall not be earlier than the date on which the Annuitant would have attained age 70 1/2, and if the spouse dies before payments commence, subsequent payments shall be made as if the spouse had been the Annuitant.

If the death of the Annuitant occurs on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due.

(4) Special Provisions applicable to Terminal Funding Annuitites.

     In addition to the special provisions previously set forth, if the Contract was purchased by a trustee/custodian and distributed to an individual as a "Terminal Funding" Annuity, in the event of a partial withdrawal of the Contract's Accumulation Account Value, redeposits will not be permitted.

(5) The words "life expectancy" as used above shall mean expectation of life as determined according to the individual mortality tables in use by the Company as of the date on which the first annuity payment is due.

(6) All of the foregoing provisions are irrevocable unless this Contract is amended from time to time as required to reflect any change in the Internal Revenue Code, Internal Revenue Service regulations, published revenue rulings or applicable case law.

                          NON-QUALIFIED PLAN PROVISIONS

     The following special provisions shall apply and take precedence over contrary Contract provisions if this Contract is a Non-Qualified Contract:

          (1) If the Participant or other holder of a Certificate dies on or after the Annuity Commencement Date and before the entire interest in such Certificate has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used on the date of such Annuitant's or other holder's death, unless a different method of distribution is permitted under
      Section 72(s) of the Internal Revenue Code.

          (2) If the Participant or other holder of a Certificate dies before the Annuity Commencement Date, the entire interest in such Certificate must be distributed within five (5) years after the death of such Participant or other holder, unless a different method of distribution is permitted under Section 72(s) of the Internal Revenue Code.

SUNLIFE
OF CANADA (U.S.)
                                     SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
               A Wholly-Owned Subsidiary of Sun Life Assurance Company of Canada


EXECUTIVE OFFICE:                            HOME OFFICE:                  ANNUITY SERVICE MAILING ADDRESS
One Sun Life Executive Park                  Wilmington, Delaware          Sun Life Annuity Service Center
Wellesley Hills, Massachusetts 02181                                       P.0. Box 1024
                                                                           Boston, Massachusetts 02103











 FLEXIBLE PAYMENT DEFERRED COMBINATION VARIABLE AND FIXED GROUP ANNUITY CONTRACT
                   SUN LIFE OF CANADA (U.S.) VARIABLE ACCOUNT D
                                 NONPARTICIPATING





  ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT
    EXPERIENCE OF A VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO
                                  DOLLAR AMOUNT


CONT/CG-86

                                                                          SL 315

[LOGO]

SUNLIFE
OF CANADA (U.S.)                     SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
               A Wholly-Owned Subsidiary of Sun Life Assurance Company of Canada


EXECUTIVE OFFICE:                            HOME OFFICE:                  SUN LIFE ANNUITY SERVICE CENTER
One Sun Life Executive Park                  Wilmington, Delaware          P.0. Box 1024
Wellesley Hills, Massachusetts 02181                                       Boston, Massachusetts 02102-9933






                                 C[LOGO]OMPASS-G-TM-






     This is the Certificate which evidences the interest of the Participant named in the attached Certificate Specifications page in the Combination Fixed/Variable Group Annuity Contract ("Contract") issued by Sun Life Assurance Company of Canada (U.S.) ("the Company"). This Certificate is not a contract but you should keep it and the documents that the Company has attached to it in a safe place, so that you can refer to them when you need to. You will want to file with it any notices which are sent to you about the Contract. If you have any questions, contact the Owner of the Contract at the above address.

     Attached to this Certificate is a copy of the Contract which has been issued to the Owner. Also attached is a copy of the Participant Enrollment Form and the Certificate Specifications page applicable to this Certificate.

     Subject to the provisions of the Contract, the Company will pay the benefits described therein to the person(s) entitled to them.


 /s/ Donald A. Stewart                          /s/ Margaret Sears Mead

     Donald A. Stewart                              Margaret Sears Mead
     President                                      Secretary







                                 CERTIFICATE FOR
                COMBINATION FIXED/VARIABLE GROUP ANNUITY CONTRACT
                                    ISSUED BY
                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


  ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT
    EXPERIENCE OF A VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO
                                  DOLLAR AMOUNT



CERT/CG-86                                                      SL 312 Rev. 5/96